Exhibit 99.2

SHIRE PLC

Consolidated financial statements for the three months ended March 31, 2016

SHIRE PLC

UNAUDITED CONSOLIDATED BALANCE SHEETS

		March 31,	December 31,
		2016	2015
	Notes	$’M	$’M
ASSETS
Current assets:
Cash and cash equivalents		69.0	135.5
Restricted cash		22.3	86.0
Accounts receivable, net	5	1,312.7	1,201.2
Inventories	6	680.0	635.4
Prepaid expenses and other current assets	8	314.4	197.4
Total current assets		2,398.4	2,255.5

Non-current assets:
Investments		50.4	50.8
Property, plant and equipment (“PP&E”), net		837.6	828.1
Goodwill	9	6,881.9	4,147.8
Other intangible assets, net	10	13,715.6	9,173.3
Deferred tax asset		129.1	121.0
Other non-current assets		42.3	33.3
Total assets		24,055.3	16,609.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	11	1,978.2	2,050.6
Short-term borrowings	13	2,211.3	1,511.5
Other current liabilities	12	157.1	144.0
Total current liabilities		4,346.6	3,706.1

Non-current liabilities:
Long-term borrowings	13	4,654.0	69.9
Deferred tax liability		3,543.3	2,205.9
Other non-current liabilities	14	1,216.7	798.8
Total liabilities		13,760.6	6,780.7
Commitments and contingencies	15	-	-

SHIRE PLC

UNAUDITED CONSOLIDATED BALANCE SHEETS (continued)

		March 31,	December 31,
		2016	2015
	Notes	$’M	$’M

Equity:
Common stock of 5p par value; 1,000 million shares authorized; and 601.2 million shares issued and outstanding (2015: 1,000 million shares authorized; and 601.1 million shares issued and outstanding)		59.0	58.9
Additional paid-in capital		4,507.8	4,486.3
Treasury stock: 9.1 million shares (2015: 9.7 million shares)		(302.8)	(320.6)
Accumulated other comprehensive loss	16	(159.4)	(183.8)
Retained earnings		6,190.1	5,788.3
Total equity		10,294.7	9,829.1
Total liabilities and equity		24,055.3	16,609.8

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

SHIRE PLC

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

		3 Months Ended March 31,
		2016	2015
	Notes	$’M	$’M
Revenues:
Product sales		1,627.3	1,423.2
Royalties & other revenues		82.0	65.2
Total revenues		1,709.3	1,488.4
Costs and expenses:
Cost of product sales		248.6	227.8
Research and development ("R&D")		217.1	193.7
Selling, general and administrative ("SG&A")		474.9	418.3
Amortization of acquired intangibles		134.6	88.3
Gain on sale of product rights		(4.2)	(5.2)
Reorganization costs	3	3.3	15.2
Integration and acquisition costs	4	91.1	75.7
Total operating expenses		1,165.4	1,013.8

Operating income from continuing operations		543.9	474.6

Interest income		1.0	2.0
Interest expense		(44.7)	(9.6)
Other (expense)/income, net		(8.5)	4.3
Total other expense, net		(52.2)	(3.3)
Income from continuing operations before income taxes and equity in losses of equity method investees		491.7	471.3
Income taxes		(82.1)	(57.4)
Equity in losses of equity method investees, net of taxes		(0.1)	(1.0)
Income from continuing operations, net of taxes		409.5	412.9
Gain/(loss) from discontinued operations, net of taxes[1]	7	9.5	(2.5)
Net income		419.0	410.4

SHIRE PLC

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (continued)

		3 Months Ended March 31,
	Notes	2016	2015
Earnings per ordinary share - basic

Earnings from continuing operations		$0.69	$0.70
Gain/(loss) from discontinued operations	1	$0.02	-

Earnings per ordinary share - basic		$0.71	$0.70
Earnings per ordinary share - diluted

Earnings from continuing operations		$0.69	$0.69
Gain/(loss) from discontinued operations	1	$0.02	-
Earnings per ordinary share - diluted		$0.71	$0.69

Cash dividends declared per common share		-	-

Weighted average number of shares (millions):
Basic	19	591.7	589.1
Diluted	19	593.3	592.7

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

SHIRE PLC

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	3 Months Ended March 31,
	2016	2015
	$'M	$'M
Net income	419.0	410.4
Other comprehensive income/(loss):
Foreign currency translation adjustments	24.7	(129.5)
Unrealized (loss)/gain on available-for-sale securities (net of taxes of $nil and $nil)	(0.3)	0.7
Comprehensive income	443.4	281.6

The components of accumulated other comprehensive loss as of March 31, 2016 and December 31, 2015 are as follows:

	March 31,	December 31,
	2016	2015
	$’M	$’M
Foreign currency translation adjustments	(157.4)	(182.1)
Unrealized holding loss on available-for-sale securities, net of taxes	(2.0)	(1.7)
Accumulated other comprehensive loss	(159.4)	(183.8)

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

SHIRE PLC

UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Common stock number of shares M's	Common stock $'M	Additional paid-in capital $’M	Treasury stock $'M	Accumulated other comprehensive loss $'M	Retained earnings $'M	Total equity $'M
As of January 1, 2016	601.1	58.9	4,486.3	(320.6)	(183.8)	5,788.3	9,829.1
Net income	-	-	-	-	-	419.0	419.0
Other comprehensive income net of tax	-	-	-	-	24.4	-	24.4
Options exercised	0.1	0.1	-	-	-	-	0.1

Share-based compensation	-	-	18.3	-	-	-	18.3

Tax benefit associated with exercise of stock options	-	-	3.2	-	-	-	3.2

Shares released by employee benefit trust to satisfy exercise of stock options	-	-	-	17.8	-	(17.2)	0.6

As of March 31, 2016	601.2	59.0	4,507.8	(302.8)	(159.4)	6,190.1	10,294.7

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

SHIRE PLC

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	3 Months Ended March 31,
	2016	2015
	$’M	$’M
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	419.0	410.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	168.9	120.6
Share-based compensation	18.3	15.3
Change in fair value of contingent consideration	11.4	2.4
Unwind of inventory fair value step-up	12.8	11.2
Movement in deferred taxes	(10.1)	16.6
Gain on sale of product rights	(4.2)	(5.2)
Other, net	9.7	2.1

Changes in operating assets and liabilities
Increase in accounts receivable	(100.9)	(85.1)
Increase/(decrease) in sales deduction accruals	73.6	(24.6)
Increase in inventory	(32.2)	(22.0)
(Increase)/decrease in prepayments and other assets	(22.2)	42.4
(Decrease)/increase in accounts and notes payable and other liabilities	(154.6)	77.5
Net cash provided by operating activities	389.5	561.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Movements in restricted cash	64.8	(14.5)
Purchases of businesses, net of cash acquired	(5,692.8)	(5,199.7)
Purchases of non-current investments and PP&E	(51.6)	(22.3)
Proceeds from short-term investments	-	54.5
Proceeds from sale of product rights	3.0	3.9
Proceeds from disposal of non-current investments	-	0.9
Other, net	2.5	-
Net cash used in investing activities	(5,674.1)	(5,177.2)

SHIRE PLC

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	3 Months Ended March 31,
	2016	2015
	$’M	$’M
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving line of credit, long term and short term borrowings	6,305.0	2,230.0
Repayment of revolving line of credit, long term and short term borrowings	(995.1)	(535.2)
Debt issuance costs	(93.8)	(3.3)
Contingent consideration payments	(2.1)	(2.4)
Excess tax benefit associated with exercise of stock options	3.2	19.9
Other, net	(0.1)	0.1
Net cash provided by financing activities	5,217.1	1,709.1
Effect of foreign exchange rate changes on cash and cash equivalents	1.0	(1.6)
Net decrease in cash and cash equivalents	(66.5)	(2,908.1)
Cash and cash equivalents at beginning of period	135.5	2,982.4
Cash and cash equivalents at end of period	69.0	74.3

Supplemental information associated with continuing operations:

	3 Months Ended March 31,
	2016	2015
	$’M	$’M

Interest paid	(13.9)	(5.0)
Income taxes (paid)/repaid, net	(89.6)	48.8

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

SHIRE PLC

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

(a)	Basis of Presentation

These interim financial statements of Shire plc and its subsidiaries (collectively “Shire” or the “Company”) are unaudited. They have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

The balance sheet as of December 31, 2015 was derived from audited financial statements but does not include all disclosures required by US GAAP.

These interim unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted from these interim financial statements. However, these interim financial statements include all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to fairly state the results of the interim period and the Company believes that the disclosures are adequate to make the information presented not misleading. Interim results are not necessarily indicative of results to be expected for the full year.

(b)	Use of Estimates

The preparation of financial statements, in conformity with US GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity, revenues and expenses, and related disclosure of contingent assets and liabilities. Estimates and assumptions are primarily made in relation to the valuation of intangible assets, sales deductions, income taxes (including provisions for uncertain tax positions and the realization of deferred tax assets), provisions for litigation and legal proceedings, contingent consideration receivable from product divestments and contingent consideration payable in respect of business combinations and asset purchases. On an on-going basis the Company evaluates its estimates, judgments and methodologies. Actual results may differ from these estimates under different assumptions or conditions.

(c)	New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that the Company adopts as of the specified effective date. Unless otherwise discussed, the Company does not believe that the impact of recently issued standards that are not yet effective will have a material impact on the Company’s financial position or results of operations upon adoption.

Adopted during the current period

Reporting requirements for development stage entities

In June 2014 the FASB simplified the existing guidance for development stage entities by removing all incremental financial reporting requirements and the exception available for development stage entities when determining whether the development stage entity is a variable interest entity. The elimination of the exception may change the consolidation analysis, consolidation decision, and disclosure requirements for a reporting entity that has an interest in an entity in the development stage. Shire adopted this guidance as of January 1, 2016. The adoption of this guidance did not impact the Company’s consolidated financial position, results of operations or cash flows.

Debt Issuance Costs

In April 2015, the FASB issued a new standard that requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. In August 2015, the FASB issued additional guidance which clarified that debt issuance costs related to line-of-credit arrangements can be presented in the balance sheet as an asset and amortized over the term of the line-of-credit arrangement. The recognition and measurement guidance for debt issuance costs were not affected by these amendments.

Shire adopted this guidance as of January 1, 2016 with retroactive application. The Short-term borrowings and Long-term borrowings line items in the Consolidated Balance Sheets and related footnote disclosures for all periods presented have been adjusted. The adoption of this guidance did not impact the Company’s results of operations or cash flows.

Cloud Computing Arrangement

In April 2015, the FASB issued guidance to simplify the accounting for fees paid in a cloud computing arrangement. Under the standard, if a cloud computing arrangement includes a software license, then the software license element of the arrangement should be accounted for consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the arrangement should be accounted for as a service contract. Shire adopted this guidance as of January 1, 2016 with prospective application. The adoption of this guidance did not impact the Company’s consolidated financial position, results of operations or cash flows.

Measurement-Period Adjustments

In September 2015 the FASB issued guidance to simplify the accounting for adjustments related to business combinations arising within one year of the acquisition. The new standard requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined and record the effect on earnings of those changes as if the accounting had been completed at the acquisition date, and sets forth new disclosure requirements related to the adjustments. Shire adopted this guidance as of January 1, 2016 with prospective application. The adoption of this guidance did not impact the Company’s consolidated financial position, results of operations or cash flows.

To be adopted in future periods

Revenue from Contracts with Customers

In May 2014 the FASB issued new accounting guidance for recognizing revenue from contracts with customers. This new standard supersedes all existing revenue recognition requirements, including most industry-specific guidance. The new standard requires a company to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. The new standard also requires additional qualitative and quantitative disclosures.

In August 2015, the FASB issued additional guidance that delayed the effective date of the new standard from January 1, 2017 to January 1, 2018. The FASB also agreed to allow entities to choose to adopt the standard as of the original effective date.

In March 2016, the FASB issued additional guidance on when and how much revenue to recognize when another party (an agent), along with the entity, is involved in providing a good or a service to a customer.

In April 2016, the FASB issued additional guidance on accounting for licenses of intellectual property and identifying performance obligations.

The Company is currently evaluating the method of adoption and the potential impact on its financial position and results of operations of adopting this guidance.

Leases

In February 2016, the FASB issued new accounting guidance that will require the recognition of all lease assets and lease liabilities by lessees and sets forth new disclosure requirements for those lease assets and liabilities. This standard is effective for the Company as of January 1, 2019. Early adoption is permitted. The Company is currently evaluating the potential impact on its financial position and results of operations of adopting this guidance.

Share-Based Payment Accounting

In March 2016, the FASB issued an update which involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. These amendments are effective for the Company as of January 1, 2017. Early adoption is permitted. The Company is currently evaluating the method of adoption and the potential impact on its financial position and results of operations of adopting this guidance.

(d)	Reclassification of line item in the unaudited consolidated statements of income

The Company concluded that it was appropriate to reclassify the Amortization of Acquired Intangibles from the Selling, General and Administrative line item on the unaudited consolidated statements of income. Accordingly, the Company reclassified the Amortization of Acquired Intangibles from the Selling, General and Administrative line item in comparative periods to conform to the current classification.

2.	Business Combinations

Proposed combination with Baxalta

On January 11, 2016 Shire announced the proposed combination with Baxalta. Under the terms of the merger agreement, Baxalta shareholders will receive $18.00 in cash and 0.1482 Shire American Depository Shares (“ADSs”) per Baxalta share, or if they properly elect, 0.4446 Shire ordinary shares per Baxalta share. Based on Shire’s closing ADS price on January 8, 2016, this implies a total value of $45.57 per Baxalta share, representing an aggregate consideration of approximately $32 billion.

Baxalta is a global biopharmaceutical company that focuses on developing, manufacturing and commercializing therapies for orphan diseases and underserved conditions in hematology, oncology and immunology.

Closing of the transaction is subject to approval by Shire and Baxalta shareholders, certain regulatory approvals, redelivery of tax opinions initially delivered at signing and other customary closing conditions and representations. The Company expects the transaction to close in early June 2016.

Acquisition of Dyax

On January 22, 2016 Shire acquired all of the outstanding common stock of Dyax for $37.30 per share in cash. Under the terms of the merger agreement, Dyax shareholders may receive additional value through a non-tradable contingent value right worth $4.00 per share, payable generally upon US Food and Drug Administration (“FDA”) approval of SHP643 (formerly DX-2930) in Hereditary Angioedema (“HAE”).

Dyax was a publicly-traded, Massachusetts-based rare disease biopharmaceutical company primarily focused on the development of plasma kallikrein (“pKal”) inhibitors for the treatment of HAE. Dyax’s most advanced clinical program is SHP643, a Phase 3 program with the potential for improved efficacy and convenience for HAE patients. SHP643 has received Fast Track, Breakthrough Therapy, and Orphan Drug designations by the FDA and has also received Orphan Drug status in the EU. Dyax also brings a marketed product, KALBITOR, a pKal inhibitor for the treatment of acute attacks of HAE in patients 12 years of age and older.

The acquisition of Dyax was accounted for as a business combination using the acquisition method. The preliminary acquisition-date fair value consideration is $6,330.0 million, comprising cash paid on closing of $5,934.0 million and the preliminary fair value of the contingent value right of $396.0 million (maximum payable $646.0 million). The assets acquired and the liabilities assumed from Dyax have been recorded at their preliminary fair value as of January 22, 2016, the date of acquisition. The Company’s unaudited consolidated financial statements included the results of Dyax as of January 22, 2016.

The amount of Dyax’s post-acquisition revenues and pre-tax losses included in the Company’s unaudited consolidated statement of income for the three months ended March 31, 2016 were $10.6 million and $55.8 million respectively. The pre-tax loss includes charges on the unwind of inventory fair value adjustments of $1.1 million, intangible assets amortization of $5.8 million and integration costs of $21.0 million.

The Company's preliminary allocation of the purchase price to the assets acquired and liabilities assumed is outlined below:

Fair value
$’M
ASSETS
Current assets:
Cash and cash equivalents	241.2
Accounts receivable, net	13.3
Inventories	20.2
Other current assets	8.1
Total current assets	282.8

Non-current assets:
Property, plant and equipment, net	5.8
Goodwill	2,729.5
Other intangible assets, net
- Currently marketed products	135.0
- In-Process Research and Development (“IPR&D”)	4,100.0
-Contract based royalty arrangements	425.0
Other non-current assets	28.3
Total assets	7,706.4

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	30.0
Other current liabilities	1.7

Non-current liabilities:
Deferred tax liability	1,343.3
Other non-current liabilities	1.4
Total liabilities	1,376.4

Preliminary fair value of identifiable assets acquired and liabilities assumed	6,330.0
Consideration
Preliminary fair value of purchase consideration	6,330.0

(a) Currently marketed product

Other intangible assets totaling $135.0 million relate to intellectual property rights acquired for Dyax’s currently marketed product, KALBITOR. The fair value of the currently marketed product has been estimated using an income approach, based on the present value of incremental after tax cash flows attributable to KALBITOR.

The estimated useful life of the KALBITOR intangible asset is 18 years, with amortization being recorded on a straight-line basis.

(b) Other intangible assets – IPR&D

The IPR&D asset of $4,100.0 million relates to Dyax’s clinical program SHP643, a Phase 3 program with the potential for improved efficacy and convenience for HAE patients. The fair value of this IPR&D asset was estimated based on an income approach, using the present value of incremental after tax cash flows expected to be generated by this development project. The estimated cash flows have been probability adjusted to take into account the stage of completion and the remaining risks and uncertainties surrounding the future development and commercialization.

The valuation of IPR&D has been based on information available at the time of the acquisition (and information obtained during the measurement period) and on expectations and assumptions that (i) have been deemed reasonable by the Company's management and (ii) are based on information, expectations and assumptions that would be available to a market participant.

The estimated probability adjusted after tax cash flows used to estimate the fair value of other intangible assets have been discounted at 9%.

(c) Other intangible assets – Royalty rights

Other intangible assets totaling $425.0 million relate to royalty rights arising from licensing agreements of a portfolio of product candidates. This portfolio includes two approved products, marketed by Eli Lilly & Company, and various development-stage products. Multiple product candidates with other pharmaceutical companies are in various stages of clinical development for which the Company is eligible to receive future royalties and/or milestone payments.

The fair value of these royalty rights is preliminary and has been estimated using an income approach, based on the present value of incremental after-tax cash flows attributable to each royalty right.

The estimated useful lives of these royalty rights range from seven to nine years (weighted average eight years), with amortization being recorded on a straight-line basis.

(d) Goodwill

Goodwill of $2,729.5 million, which is not deductible for tax purposes, includes the expected synergies that will result from combining the operations of Dyax with Shire, particularly those synergies expected to be realized due to Shire’s structure; intangible assets that do not qualify for separate recognition at the time of the acquisition; the value of the assembled workforce; and impacted by establishing a deferred tax liability for the acquired identifiable intangible assets which have no tax basis.

In the three months ended March 31, 2016 the Company expensed $51.7 million relating to the acquisition and integration of Dyax, which have been recorded within Integration and acquisition costs in the Company’s Consolidated Statement of Income.

Supplemental disclosure of pro forma information

The following unaudited pro forma financial information presents the combined results of the operations of Shire and Dyax as if the acquisition of Dyax had occurred as of January 1, 2015. The unaudited pro forma financial information is not necessarily indicative of what the consolidated results of operations actually would have been had the acquisition been completed at the date indicated. In addition, the unaudited pro forma financial information does not purport to project the future results of operations of the combined Company.

	3 Months Ended March 31,
	2016	2015
	$’M	$’M
Revenues	1,715.3	1,508.8

Net income from continuing operations	401.6	279.0

Per share amounts:
Net income from continuing operations per share - basic	$0.68	$0.47

Net income from continuing operations per share - diluted	$0.68	$0.47

The purchase price allocation is preliminary pending final determination of the fair values of certain assets and liabilities. In particular, the fair values of inventories, intangible assets and current and deferred taxes are preliminary pending receipt of the final valuations for those items. The final determination of these fair values will be completed as soon as possible but no later than one year from the acquisition date.

The unaudited pro forma financial information above reflects the following pro forma adjustments:

(i)	an adjustment to decrease net income by $99.2 million for the three months ended March 31, 2015 to reflect acquisition costs incurred by Shire and Dyax, and increase net income by $99.2 million for the three months ended March 31, 2016 to eliminate acquisition costs incurred;

(ii)	an adjustment to decrease net income by $0.7 million for the three months ended March 31, 2015 to reflect amortization of the fair value adjustments for inventory as inventory is sold;

(iii)	an adjustment to increase amortization expense by approximately $1.3 million and $5.4 million for the three months ended March 31, 2016 and March 31, 2015, respectively, related to the identifiable intangible assets acquired; and

(iv)	an adjustment of $20.4 million in the three months ended March 31, 2015 to record interest expense associated with the debt incurred to partially fund the acquisition of Dyax and the amortization of related deferred debt issuance costs.

The adjustments above are stated net of their tax effects, where applicable.

Acquisition of NPS

On February 21, 2015 Shire completed its acquisition of all of the outstanding common stock of NPS. As of the acquisition date, fair value of the cash consideration paid on closing was $5,220 million.

The acquisition of NPS added GATTEX/REVESTIVE and NATPARA/NATPAR to Shire’s portfolio of currently marketed products. GATTEX/REVESTIVE is approved in the US and EU for the treatment of adults with short bowel syndrome (“SBS”) who are dependent on parenteral support, a rare and potentially fatal gastrointestinal disorder. NATPARA/NATPAR is approved in the US and indicated as an adjunct to calcium and vitamin D to control hypocalcemia in patients with hypoparathyroidism (“HPT”), a rare endocrine disease.

The acquisition of NPS was accounted for as a business combination using the acquisition method. The assets acquired and the liabilities assumed from NPS have been recorded at their estimated fair values at the date of acquisition, February 21, 2015. The Company’s consolidated financial statements include the results of NPS from February 21, 2015.

The purchase price allocation for the acquisition of NPS was finalized in the fourth quarter of 2015. The Company’s allocation of the purchase price to the estimated fair value of assets acquired and liabilities assumed is outlined below:

Fair value
$’M

ASSETS
Current assets:
Cash and cash equivalents	41.6
Short-term investments	67.0
Accounts receivable	33.4
Inventories	89.4
Other current assets	11.1
Total current assets	242.5

Non-current assets:
Property, plant and equipment, net	4.8
Goodwill	1,551.0
Other intangible assets
- currently marketed products	4,640.0
- royalty rights (categorized as "Other amortized intangible assets" )	353.0
Total assets	6,791.3

LIABILITIES
Current liabilities:
Accounts payable and other current liabilities	75.7
Short-term debt	27.4

Non-current liabilities:
Long-term debt, less current portion	78.9
Deferred tax liabilities	1,385.2
Other non-current liabilities	4.5
Total liabilities	1,571.7

Fair value of identifiable assets acquired and liabilities assumed	5,219.6

Consideration
Cash consideration paid	5,219.6

(a) Other intangible assets – Currently marketed products

Other intangible assets totaling $4,640.0 million relate to intellectual property rights of NATPARA/NATPAR and GATTEX/REVESTIVE. The estimated fair value of the currently marketed products has been estimated using an income approach, based on the present value of incremental after tax cash flows attributable to each separately identifiable intangible asset.

The estimated useful lives of the NATPARA/NATPAR and GATTEX/REVESTIVE intangible assets are 24 years, with amortization being recorded on a straight-line basis.

(b) Other intangible assets – Royalty rights

Other intangible assets totaling $353.0 million relate to the royalty rights arising from the collaboration agreements with Amgen Inc (“Amgen”), Janssen Pharmaceutica N.V. (“Janssen”) and Kyowa Hakko Kirin Co. Ltd (“Kyowa Hakko Kirin”). Amgen markets cinacalcet HCl as Sensipar in the US and as Mimpara in the EU; Janssen markets tapentadol as Nucynta in the US; and Kyowa Hakko Kirin markets cinacalcet HCI as Regpara in Japan, Hong Kong, Malaysia, Macau, Singapore, and Taiwan. NPS is entitled to royalties from the net sales of these products.

The fair value of these royalty rights has been estimated using an income approach, based on the present value of incremental after tax cash flows attributable to each royalty right.

The estimated useful lives of these royalty rights range from four to five years (weighted average four years) with amortization being recorded on a straight-line basis.

(c) Goodwill

Goodwill of $1,551.0 million, which is not deductible for tax purposes, includes the expected synergies that will result from combining the operations of NPS with the operations of Shire; particularly those synergies expected to be realized due to Shire’s structure; intangible assets that do not qualify for separate recognition at the time of the acquisition; the value of the assembled workforce; and impacted by establishing a deferred tax liability for the acquired identifiable intangible assets which have no tax basis.

3.	Reorganization Costs

One Shire business reorganization

On May 2, 2013, the Company initiated a reorganization to integrate three divisions into a simplified One Shire organization to drive future growth and innovation. In 2014, certain aspects of the One Shire program were temporarily suspended upon the offer by AbbVie Inc. (“AbbVie”) to acquire Shire. Subsequent to the termination of AbbVie’s offer in October 2014, Shire resumed its One Shire efficiency program and relocated over 500 positions to Lexington, Massachusetts from Chesterbrook, Pennsylvania and established Lexington as the Company’s US operational headquarters.

In the three months ended March 31, 2016 the Company incurred reorganization costs of $3.3 million, relating to employee termination benefits and other reorganization costs. Reorganization costs of $346.7 million in the aggregate have been incurred since the reorganization began in May 2013. The One Shire reorganization is now substantially complete.

The liability for reorganization costs arising from the One Shire efficiency program as of March 31, 2016 is as follows:

	Opening liability	Amount		Closing liability
	as of January 1,	charged to re-		as of March 31,
	2016	organization	Paid/Utilized	2016
	$'M	$'M	$'M	$'M

Involuntary termination benefits	15.0	3.3	(13.6)	4.7
Other reorganization costs	10.1	-	(10.1)	-
	25.1	3.3	(23.7)	4.7

At March 31, 2016 the reorganization cost liability was recorded within accounts payable and accrued expenses.

4.	Integration and Acquisition Costs

For the three months ended March 31, 2016 Shire recorded integration and acquisition costs of $91.1 million primarily related to the acquisition and integration of Dyax and the proposed combination with Baxalta.

For the three months ended March 31, 2015 Shire recorded integration and acquisition costs of $75.7 million primarily related to the acquisition and integration of NPS.

5.	Accounts Receivable, net

Accounts receivable at March 31, 2016 of $1,312.7 million (December 31, 2015: $1,201.2 million), are stated at the invoiced amount and net of reserve for discounts and doubtful accounts of $81.9 million (December 31, 2015: $55.8 million).

Reserve for discounts and doubtful accounts:

	2016	2015
	$’M	$’M
As of January 1,	55.8	48.5
Provision charged to operations	149.4	80.8
Payments/credits related to sales	(123.3)	(82.6)
As of March 31,	81.9	46.7

At March 31, 2016 accounts receivable included $89.1 million (December 31, 2015: $79.0 million) related to royalty income.

6.	Inventories

Inventories are stated at the lower of cost or market. Inventories comprise:

	March 31,	December 31,
	2016	2015
	$’M	$’M
Finished goods	180.1	184.9
Work-in-progress	353.6	302.0
Raw materials	146.3	148.5
	680.0	635.4

7.	Results of Discontinued Operations

Following the sale of the Company’s DERMAGRAFT business in January 2014, the operating results associated with the DERMAGRAFT business have been classified as discontinued operations in the consolidated statements of income for all periods presented. In the three months ended March 31, 2016 and 2015, the Company recorded a gain of $9.5 million (net of tax of $5.5 million) primarily related to reimbursement of legal costs and a loss of $2.5 million (net of tax of $1.4 million) related to costs associated with the sale, respectively.

8.	Prepaid Expenses and Other Current Assets

	March 31,	December 31,
	2016	2015
	$’M	$’M
Prepaid expenses	72.9	35.6
Deferred financing costs	70.4	11.5
Income tax receivable	66.3	73.6
Value added taxes receivable	24.2	18.2
Other current assets	80.6	58.5
	314.4	197.4

9.	Goodwill

The following table provides a roll-forward of the changes in the goodwill balance:

	2016	2015
	$’M	$’M
As of January 1,	4,147.8	2,474.9
Acquisitions	2,729.5	1,732.7
Foreign currency translation	4.6	(28.9)
As of March 31,	6,881.9	4,178.7

The increase in goodwill during the three months ended March 31, 2016 was related to our acquisition of Dyax. For a more detailed description of this transaction, please see Note 2, Business Combinations, to these Unaudited Consolidated Financial Statements.

10.	Other Intangible Assets, net

	March 31,	December 31,
	2016	2015
	$’M	$’M
Amortized intangible assets
Acquired intellectual property ("IP") rights for marketed products	9,507.2	9,371.9
Other intangible assets	800.0	375.0
	10,307.2	9,746.9
Unamortized intangible assets
Acquired IP rights for in-process research and development ("IPR&D")	5,462.0	1,362.0
	15,769.2	11,108.9

Less: Accumulated amortization	(2,053.6)	(1,935.6)
	13,715.6	9,173.3

Other intangible assets primarily are comprised of royalty rights associated with NPS and Dyax. As of March 31, 2016 accumulated amortization includes $1,938.6 million of accumulated amortization for intellectual property rights acquired for currently marketed products and $115.0 million for other intangible assets. As of December 31, 2015 accumulated amortization includes $1,852.1 million of accumulated amortization for IP rights acquired for currently marketed products and $83.5 million for other intangible assets.

The change in the net book value of intangible assets for the three months ended March 31, 2016 and 2015 is shown in the table below:

	Intangible Assets
	2016	2015
	$’M	$’M
As of January 1,	9,173.3	4,934.4
Acquisitions	4,660.9	5,198.0
Amortization charged	(134.6)	(88.3)
Foreign currency translation	16.0	(64.1)
As of March 31,	13,715.6	9,980.0

In connection with our acquisition of Dyax on January 22, 2016, the Company acquired IP rights related to marketed products of $135 million, IPR&D assets of $4,100 million and royalty rights intangible of $425 million. For a more detailed description of this transaction, please see Note 2, Business Combinations, to these Unaudited Consolidated Financial Statements.

The Company reviews its amortized intangible assets for impairment whenever events or circumstances suggest that their carrying value may not be recoverable. Unamortized intangible assets are reviewed for impairment annually or whenever events or circumstances suggest that their carrying value may not be recoverable.

11.	Accounts payable and accrued expenses

	March 31,	December 31,
	2016	2015
	$’M	$’M
Accrued rebates – Medicaid	648.4	632.2
Accrued rebates – Managed care	395.2	350.2
Trade accounts payable and accrued purchases	334.5	336.3
Sales return reserve	130.1	128.3
Accrued employee compensation and benefits payable	95.3	102.5
R&D accruals	60.0	65.3
Accrued bonuses	43.2	152.0
Other accrued expenses	271.5	283.8
	1,978.2	2,050.6

12.	Other Current Liabilities

	March 31,	December 31,
	2016	2015
	$’M	$’M
Income taxes payable	66.6	73.5
Value added taxes	22.1	21.8
Contingent consideration payable	19.6	19.5
Other current liabilities	48.8	29.2
	157.1	144.0

13.	Borrowings

	March 31,	December 31,
	2016	2015
	$’M	$’M

Short term borrowings:
Borrowings under the Revolving Credit Facilities Agreement (the “RCF”)	1,210.0	750.0
Borrowings under the November 2015 Facilities Agreement	987.5	-
Borrowings under the January 2015 Facilities Agreement	-	750.0
Secured non-recourse debts	13.8	11.5
	2,211.3	1,511.5
Long term borrowings:

Borrowings under the November 2015 Facilities Agreement	4,589.7	-
Secured non-recourse debts	64.3	69.9
	6,865.3	1,581.4

For a more detailed description of the various financing agreements discussed below, please see Note 16, Borrowings, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Revolving Credit Facilities Agreement

On December 12, 2014, Shire entered into a $2,100 million revolving credit facilities agreement (the “RCF”) with a number of financial institutions. As of March 31, 2016 the Company utilized $1,210 million of the RCF. The RCF, which terminates on December 12, 2020, may be used for financing the general corporate purposes of Shire. The RCF incorporates a $250 million US dollar and Euro swingline facility operating as a sub-limit thereof.

Term Loan Facilities Agreements

January 2016 Facilities Agreement

On January 11, 2016, Shire entered into an $18.0 billion bridge facilities agreement (the “January 2016 Facilities Agreement”) with, among others, Barclays Bank PLC and Morgan Stanley Bank International Limited, acting as mandated lead arrangers and book runners. The January 2016 Facilities Agreement comprises two credit facilities: (i) a $13.0 billion term loan facility which, subject to a one year extension option exercisable at Shire's option, matures on January 11, 2017 ("January 2016 Facility A") and (ii) a $5.0 billion revolving loan facility which, subject to a one year extension option exercisable at Shire's option, matures on January 11, 2017 ("January 2016 Facility B"). As of March 31, 2016, the January 2016 Facilities Agreement was undrawn.

January 2016 Facility A may be used to finance the cash consideration payable and certain costs related to the proposed combination with Baxalta. January 2016 Facility B may be used to finance the redemption of all or part of Baxalta’s senior notes upon completion of the proposed combination.

November 2015 Facilities Agreement

On November 2, 2015, Shire entered into a $5.6 billion facilities agreement (the “November 2015 Facilities Agreement”).  The November 2015 Facilities Agreement comprises three credit facilities: (i) a $1.0 billion term loan facility which, subject to a one year extension option exercisable at Shire’s option, matures on November 2, 2016 (“November 2015 Facility A”), (ii) a $2.2 billion amortizing term loan facility which matures on November 2, 2017 (“November 2015 Facility B”) and (iii) a $2.4 billion amortizing term loan facility which matures on November 2, 2018 (“November 2015 Facility C”).

As of March 31, 2016, the November 2015 Facilities Agreement was utilized in full to finance the cash consideration payable and certain costs related to Shire’s acquisition of Dyax.

January 2015 Facilities Agreement

On January 11, 2015, Shire entered into an $850 million term facilities agreement with, among others, Citigroup Global Markets Limited acting as mandated lead arranger and bookrunner (the “January 2015 Facilities Agreement”) with an original maturity date of January 10, 2016. The maturity date was subsequently extended to July 11, 2016 in line with the provisions within the January 2015 Facilities Agreement allowing the maturity date to be extended twice, at Shire’s option, by six months on each occasion. The January 2015 Facilities Agreement was utilized to finance the purchase price paid in respect of Shire’s acquisition of NPS (including certain related costs).

On September 28, 2015 the Company reduced the January 2015 Facilities Agreement by $100 million. In January 2016 and at various points thereafter, the Company cancelled parts of the January 2015 Facilities Agreement. On February 22, 2016, the Company repaid the remaining balance of $100 million of the January 2015 Facilities Agreement in full.

Short-term uncommitted lines of credit (“Credit lines”)

Shire has access to various Credit lines from a number of banks which provide flexibility to short-term cash management procedures. These Credit lines can be withdrawn by the banks at any time. The Credit lines are not relied upon for core liquidity. As of March 31, 2016 these Credit lines were not utilized.

14.	Other non-current liabilities

	March 31,	December 31,
	2016	2015
	$’M	$’M
Contingent consideration payable	862.9	456.4
Income taxes payable	201.2	195.8
Other non-current liabilities	152.6	146.6
	1,216.7	798.8

15.	Commitments and Contingencies

(a)	Leases

Future minimum lease payments under operating leases as of March 31, 2016 are presented below:

		Operating
		leases
		$’M

2016	1	36.5
2017	1	39.8
2018	1	33.5
2019	1	30.7
2020	1	30.8
2021		29.2
Thereafter	1	156.5
		357.0

The Company leases land, facilities, motor vehicles and certain equipment under operating leases expiring through 2032. Lease and rental expense amounted to $7.5 million and $14.2 million for the three months ended March 31, 2016 and 2015 respectively, which is predominately included in SG&A expenses in the Company’s Unaudited Consolidated Statement of Income.

(b)	Letters of credit and guarantees

At March 31, 2016, the Company had irrevocable standby letters of credit and guarantees with various banks and insurance companies totaling $60.0 million (being the contractual amounts), providing security for the Company’s performance of various obligations. These obligations are primarily in respect of the recoverability of insurance claims, lease obligations and supply commitments.

(c)	Collaborative and other licensing arrangements

Details of significant updates in other licensing arrangements are included below:

Licensing arrangements

The Company has entered into various collaborative and licensing arrangements where it has licensed certain product or intellectual property rights for consideration such as up-front payments, development milestones, sales milestones and/or royalty payments. In some of these arrangements Shire and the licensee are both actively involved in the development and commercialization of the licensed product and have exposure to risks and rewards dependent on its commercial success. Under the terms of these collaborative and licensing arrangements, the Company may receive development milestone payments up to an aggregate amount of $32 million and sales milestones up to an aggregate amount of $42 million. The receipt of these substantive milestones is uncertain and contingent on the achievement of certain development milestones or the achievement of a specified level of annual net sales by the licensee. In the three months ended March 31, 2016 the Company received cash related to up-front and milestone payments of $0.5 million (2015: $12.6 million). In the three months ended March 31, 2016 the Company recognized milestone income of $1.3 million (2015: $0.5 million) in other revenues and $15.1 million (2015: $9.2 million) in product sales for shipment of product to the relevant licensee.

(d)	Commitments

(i)	Clinical testing

At March 31, 2016 the Company had committed to pay approximately $584 million (December 31, 2015: $490 million) to contract vendors for administering and executing clinical trials. The timing of these payments is dependent upon actual services performed by the organizations as determined by patient enrollment levels and related activities.

(ii)	Contract manufacturing

At March 31, 2016 the Company had committed to pay approximately $334 million (December 31, 2015: $325 million) in respect of contract manufacturing. The Company expects to pay $159 million of these commitments in 2016.

(iii)	Other purchasing commitments

At March 31, 2016 the Company had committed to pay approximately $581 million (December 31, 2015: $485 million) for future purchases of goods and services, predominantly relating to active pharmaceutical ingredients sourcing. The Company expects to pay $575 million of these commitments in 2016.

(iv)	Investment commitments

At March 31, 2016 the Company had outstanding commitments to purchase common stock and interests in companies and partnerships, respectively, for amounts totaling $22 million (December 31, 2015: $22 million) which may all be payable in 2016, depending on the timing of capital calls. The investment commitments include additional funding to certain VIEs that Shire is not the primary beneficiary.

(v)	Capital commitments

At March 31, 2016 the Company had committed to spend $43 million (December 31, 2015: $60 million) on capital projects.

(e)	Legal and other proceedings

The Company expenses legal costs when incurred.

The Company recognizes loss contingency provisions for probable losses when management is able to reasonably estimate the loss. When the estimated loss lies within a range, the Company records a loss contingency provision based on its best estimate of the probable loss. If no particular amount within that range is a better estimate than any other amount, the minimum amount is recorded. Estimates of losses may be developed before the ultimate loss is known, and are therefore refined each accounting period as additional information becomes known. In instances where the Company is unable to develop a reasonable estimate of loss, no loss contingency provision is recorded at that time. As information becomes known a loss contingency provision is recorded when a reasonable estimate can be made. The estimates are reviewed quarterly and changed when expectations are revised. An outcome that deviates from the Company’s estimate may result in an additional expense or release in a future accounting period. At March 31, 2016, reserve for litigation losses, insurance claims and other disputes totaled $25.0 million (December 31, 2015: $9.9 million).

The Company’s principal pending legal and other proceedings are disclosed below. The outcomes of these proceedings are not always predictable and can be affected by various factors. For those legal and other proceedings for which it is considered at least reasonably possible that a loss has been incurred, the Company discloses the possible loss or range of possible loss in excess of the recorded loss contingency provision, if any, where such excess is both material and estimable.

VYVANSE

In May and June 2011, Shire was notified that six separate Abbreviated New Drug Applications ("ANDAs") were submitted under the Hatch-Waxman Act seeking permission to market generic versions of all approved strengths of VYVANSE. The notices were from Sandoz, Inc. ("Sandoz"); Amneal Pharmaceuticals LLC ("Amneal"); Watson Laboratories, Inc.; Roxane Laboratories, Inc. ("Roxane"); Mylan Pharmaceuticals, Inc. (“Mylan”); and Actavis Elizabeth LLC and Actavis Inc. (collectively, "Actavis"). Since filing suit against these ANDA filers, along with API suppliers Johnson Matthey Inc. and Johnson Matthey Pharmaceuticals Materials (collectively “Johnson Matthey”), Shire has been engaged in a consolidated patent infringement litigation in the US District Court for the District of New Jersey against the aforementioned parties (except Watson, who withdrew their ANDA).

On June 23, 2014, the US District Court for the District of New Jersey granted Shire’s summary judgment motion holding that 18 claims of the patents-in-suit were both infringed and valid. On September 24, 2015, the US Court of Appeals of the Federal Circuit (“CAFC”) affirmed that ruling against all of the ANDA filers and remanded the case to the trial court for further proceedings in which Shire expects the court to impose an injunction preventing all of the ANDA filers (Sandoz, Roxane, Amneal, Actavis and Mylan) from launching generic versions of VYVANSE until the expiration of these patents in 2023. The CAFC ruling overturned the infringement ruling against Johnson Matthey and the case against Johnson Matthey has been dismissed.

On March 24, 2016, Shire received a Notice of Allegation (“NOA”) from Apotex Inc. (“Apotex”) informing us that Apotex filed an Abbreviated New Drug Submission (“ANDS”) with Health Canada seeking approval to market a generic version of VYVANSE in Canada.  Shire is reviewing the contents of the NOA and if Shire applies for an order of prohibition within 45 days of the NOA, a 24-month stay of approval of the ANDS will be put into effect.

On April 14, 2016, Shire prevailed in upholding its European patent for ELVANSE.   Shire initially prevailed in an opposition to its patent lodged by Johnson Matthey plc, Generics [UK] Limited (trading as Mylan) and Hexal AG and on April 14, 2016 Shire prevailed in the appeal. The decision by the appeals board of the European Patent Office is final and cannot be further appealed.

LIALDA

In May 2010, Shire was notified that Zydus Pharmaceuticals USA, Inc. (“Zydus”) had submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of LIALDA. Within the requisite 45-day period, Shire filed a lawsuit in the US District Court for the District of Delaware against Zydus and Cadila Healthcare Limited, doing business as Zydus Cadila. A Markman hearing took place on January 29, 2015 and a Markman ruling was issued on July 28, 2015. A trial took place between March 28, 2016 and April 1, 2016 and a decision is not expected before September 2016.

In February 2012, Shire was notified that Osmotica Pharmaceutical Corporation (“Osmotica”) had submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of LIALDA. Within the requisite 45-day period, Shire filed a lawsuit in the US District Court for the Northern District of Georgia against Osmotica. A Markman hearing took place on August 22, 2013 and a Markman ruling was issued on September 25, 2014. The court issued an Order on February 27, 2015 in which all dates in the scheduling order have been stayed.

In March 2012, Shire was notified that Watson Laboratories Inc.—Florida had submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of LIALDA. Within the requisite 45-day period, Shire filed a lawsuit in the US District Court for the Southern District of Florida against Watson Laboratories Inc.—Florida and Watson Pharmaceuticals, Inc., Watson Pharma, Inc. and Watson Laboratories, Inc. (collectively “Watson”) were subsequently added as defendants. A trial took place in April 2013 and on May 9, 2013 the trial court issued a decision finding that the proposed generic product infringes the patent-in-suit and that the patent is not invalid. Watson appealed the trial court’s ruling to the CAFC and a hearing took place on December 2, 2013. The ruling of the CAFC was issued on March 28, 2014 overruling the trial court on the interpretation of two claim terms and remanding the case for further proceedings. Shire petitioned the Supreme Court for a writ of certiorari which was granted on January 26, 2015. The Supreme Court also vacated the CAFC decision and remanded the case to the CAFC for further consideration in light of the Supreme Court’s recent decision in Teva v Sandoz. On June 3, 2015, the CAFC reaffirmed their previous decision to reverse the District Court’s claims construction and remanded the case to the US District Court for the Southern District of Florida. A trial was held on January 25-27, 2016. A ruling was issued on March 28, 2016 upholding the validity of the patent and finding that Watson’s proposed ANDA product infringes the patent-in-suit. Watson appealed the ruling to the CAFC.

In April 2012, Shire was notified that Mylan had submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of LIALDA. Within the requisite 45-day period, Shire filed a lawsuit in the US District Court for the Middle District of Florida against Mylan. A Markman hearing took place on December 22, 2014. A Markman ruling was issued on March 23, 2015. A trial is scheduled to take place starting on September 6, 2016.

In March 2015, Shire was notified that Amneal had submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of LIALDA. Within the requisite 45 day period, Shire filed a lawsuit in the US District Court for the District of New Jersey against Amneal, Amneal Pharmaceuticals of New York, LLC and Amneal Pharmaceuticals Co. India Pvt. Ltd. No trial date has been set.

In September 2015, Shire was notified that Lupin Ltd. had submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of LIALDA. Within the requisite 45 day period, Shire filed a lawsuit in the US District Court for the District of Maryland against Lupin Ltd., Lupin Pharmaceuticals Inc., Lupin Inc. and Lupin Atlantis Holdings SA. No trial date has been set. A Markman hearing is scheduled to take place on August 22, 2016.

On October 7, 2015 the Patent Trial and Appeals Board (“PTAB”) of the United States Patent Office instituted an inter partes review (“IPR”) of US Patent 6,773,720 which is the patent-in-suit in the litigations referred to above.  The IPR process is designed to re-assess the patentability of the claims of the patent.  A decision from the PTAB is expected in October 2016.

Investigation related to DERMAGRAFT

The Department of Justice, including the US Attorney’s Office for the Middle District of Florida, Tampa Division and the US Attorney’s Office for Washington, DC, is conducting civil and criminal investigations into the sales and marketing practices of Advanced BioHealing Inc. (“ABH”) relating to DERMAGRAFT.

Following the disposal of the DERMAGRAFT business in January 2014, Shire has retained certain legacy liabilities including any liability that may arise from this investigation. Shire is cooperating fully with these investigations. Shire is not in a position at this time to predict the scope, duration or outcome of these investigations.

Civil Investigative Demand relating to VANCOCIN

On April 6, 2012, ViroPharma Incorporated (“ViroPharma”) received a notification that the United States Federal Trade Commission (“FTC”) is conducting an investigation into whether ViroPharma had engaged in unfair methods of competition with respect to VANCOCIN. On August 3, 2012, and September 8, 2014, ViroPharma and Shire respectively received Civil Investigative Demands from the FTC requesting additional information related to this matter. Shire has fully cooperated with the FTC’s investigation. At this time, Shire is unable to predict the outcome or duration of this investigation.

Lawsuit related to supply of ELAPRASE to certain patients in Brazil

On September 24, 2014 Shire’s Brazilian affiliate, Shire Farmaceutica Brasil Ltda, was served with a lawsuit brought by the State of Sao Paulo and in which the Brazilian Public Attorney’s office has intervened alleging that Shire is obligated to provide certain medical care including ELAPRASE for an indefinite period at no cost to patients who participated in ELAPRASE clinical trials in Brazil, and seeking recoupment to the Brazilian government for amounts paid for these patients to date, and moral damages associated with these claims.  Shire intends to defend itself against these allegations but is not able to predict the outcome or duration of this case.

16.	Accumulated Other Comprehensive Loss

The changes in accumulated other comprehensive loss, net of their related tax effects, in the three months ended March 31, 2016 and 2015 are included below:

	Foreign currency translation adjustment	Unrealized holding loss on available-for-sale securities	Accumulated other comprehensive loss
	$M	$M	$M

As of January 1, 2016	(182.1)	(1.7)	(183.8)
Current period change:

Net current period other comprehensive income/(loss)	24.7	(0.3)	24.4

As of March 31, 2016	(157.4)	(2.0)	(159.4)

	Foreign currency translation adjustment	Unrealized holding (loss)/gain on available-for-sale securities	Accumulated other comprehensive loss
	$M	$M	$M

As of January 1, 2015	(25.7)	(5.8)	(31.5)
Current period change:
Net current period other comprehensive (loss)/income	(129.5)	0.7	(128.8)

As of March 31, 2015	(155.2)	(5.1)	(160.3)

17.	Financial Instruments

Treasury policies and organization

The Company’s principal treasury operations are coordinated by its corporate treasury function. All treasury operations are conducted within a framework of policies and procedures approved annually by the Board of Directors. As a matter of policy, the Company does not undertake speculative transactions that would increase its credit, currency or interest rate exposure.

Interest rate risk

The Company is principally exposed to interest rate risk on any borrowings under the Company’s various debt facilities. As of March 31, 2016 the Company had fully utilized the November 2015 Facilities Agreement and utilized $1,210.0 million of the RCF. Following the closing of the proposed combination with Baxalta, the Company will also be exposed to interest rate risk on any borrowings under the January 2016 Facilities Agreement which is undrawn as of March 31, 2016.  Interest on each of these facilities is set at floating rates, to the extent utilized. Shire’s exposure under these facilities is to changes in US dollar interest rates.

The Company regularly evaluates the interest rate risk on its facilities. During the three months ended March 31, 2016 the Company entered into interest rate swaps with a total notional amount of $5,100 million related to the November 2015 Facilities Agreement to manage interest rate risk associated with movements in benchmark interest rates until various dates in the fourth quarter of 2016.  As of March 31, 2016 the fair value of these contracts was $2.0 million presented within other current liabilities. The Company has not elected hedge accounting for these contracts.

For the three months ended March 31, 2016 the Company recognized $2.0 million (2015: $nil) of interest expense related to these contracts, which was recognized as a component of interest expense.

The Company is also exposed to interest rate risk on its restricted cash, cash and cash equivalents and on foreign exchange contracts on which interest is set at floating rates. This exposure is primarily limited to US dollar, Pounds

Sterling and Euro interest rates. As the Company maintains all of its cash, liquid investments and foreign exchange contracts on a short-term basis for liquidity purposes, this risk is not actively managed. In the three months ended March 31, 2016 the average interest rate received on cash and liquid investments was less than 1% per annum. These cash and liquid investments were primarily invested in US dollar term deposits with banks and money market and liquidity funds.

Credit risk

Financial instruments that potentially expose Shire to concentrations of credit risk consist primarily of short-term cash investments, derivative contracts and trade accounts receivable (from product sales and from third parties from which the Company receives royalties). Cash is invested in short-term money market instruments, including money market and liquidity funds and bank term deposits. The money market and liquidity funds in which Shire invests are all triple A rated by both Standard and Poor’s and by Moody’s credit rating agencies.

The Company is exposed to the credit risk of the counterparties with which it enters into bank term deposit arrangements and derivative instruments. The Company limits this exposure through a system of internal credit limits which vary according to ratings assigned to the counterparties by the major rating agencies. The internal credit limits are approved by the Board and exposure against these limits is monitored by the corporate treasury function. The counterparties to these derivatives contracts are major international financial institutions.

The Company’s revenues from product sales in the US are mainly governed by agreements with major pharmaceutical wholesalers and relationships with other pharmaceutical distributors and retail pharmacy chains. For the year ended December 31, 2015 there were three customers in the US that accounted for 47% of the Company’s product sales. However, such customers typically have significant cash resources and as such the risk from concentration of credit is considered acceptable. The Company has taken positive steps to manage any credit risk associated with these transactions and operates clearly defined credit evaluation procedures. However, an inability of one or more of these wholesalers to honor their debts to the Company could have an adverse effect on the Company’s financial condition and results of operations.

A substantial portion of the Company’s accounts receivable in countries outside of the United States is derived from product sales to government-owned or government-supported healthcare providers. The Company’s recovery of these accounts receivable is therefore dependent upon the financial stability and creditworthiness of the relevant governments. In recent years global and national economic conditions have negatively affected the growth, creditworthiness and general economic condition of certain markets in which the Company operates. As a result, in some countries outside of the US, specifically, Argentina, Greece, Italy, Portugal and Spain (collectively the “Relevant Countries”) the Company is experiencing delays in the remittance of receivables due from government-owned or government-supported healthcare providers. The Company continues to receive remittances in relation to government-owned or government-supported healthcare providers in the Relevant Countries in the three months ended March 31, 2016, including receipts of $22.0 million and $24.3 million in respect of Spanish and Italian receivables, respectively. The Company’s exposure to Greece, both in terms of gross accounts receivable and annual revenues, is not material.

To date the Company has not incurred material losses on accounts receivable in the Relevant Countries, and continues to consider that such accounts receivable are recoverable. The Company will continue to evaluate all its accounts receivable for potential collection risks and has made provision for amounts where collection is considered to be doubtful. If the financial condition of the Relevant Countries or other Eurozone countries suffer significant deterioration, such that their ability to make payments becomes uncertain, or if one or more Eurozone member countries withdraws from the Euro, additional allowances for doubtful accounts may be required, and losses may be incurred, in future periods. Any such loss could have an adverse effect on the Company’s financial condition and results of operations.

Foreign exchange risk

The Company operates in numerous countries and as a consequence has transactional and translational foreign exchange exposures.

Transactional exposure arises where transactions occur in currencies different to the functional currency of the relevant subsidiary. The main operating currencies of the Company are the US dollar, Pounds Sterling, Swiss Franc, Canadian dollar and the Euro. It is the Company’s policy that these exposures are minimized to the extent practicable by denominating transactions in the subsidiary’s functional currency.

Where significant exposures remain, the Company uses foreign exchange contracts (spot, forward and swap contracts) to manage the exposure for balance sheet assets and liabilities that are denominated in currencies different to the functional currency of the relevant subsidiary. These assets and liabilities relate predominantly to inter-company financing. The Company has not elected hedge accounting for these transactions. Cash flows from derivative instruments are presented within net cash provided by operating activities in the Consolidated Statements of Cash Flows, unless the derivative instruments are economically hedging specific investing or financing activities.

Translational foreign exchange exposure arises on the translation into US dollars of the financial statements of non-US dollar functional subsidiaries.

As of March 31, 2016 the Company had 49 swap and forward foreign exchange contracts and 10 interest rate swaps outstanding to manage currency risk. The swap and forward contracts mature within 90 days. The Company did not have credit risk related contingent features or collateral linked to the derivatives. The Company has master netting agreements with a number of counterparties to these foreign exchange contracts and on the occurrence of specified events, the Company has the ability to terminate contracts and settle them with a net payment by one party to the other. The Company has elected to present derivative assets and derivative liabilities on a gross basis in the Unaudited Consolidated Balance Sheet. Further details are included below:

		Fair value	Fair value
		March 31,	December 31,
		2016	2015
		$’M	$’M
Assets	Prepaid expenses and other current assets	3.0	1.9
Liabilities	Other current liabilities	13.9	11.5

As of March 31, 2016 the potential effect of rights of set-off associated with the foreign exchange contracts would be an offset to both assets and liabilities of $2.0 million (2015: $nil), resulting in net derivative assets and derivative liabilities of $1.0 million and $11.9 million, respectively.

Net gains/(losses) (both realized and unrealized) arising on derivatives are recorded in the Consolidated Statements of Income as follows:

		3 Months Ended March 31,
		2016	2015
		$’M	$’M
Foreign exchange contracts and swaps	Other (expense)/income, net	(24.1)	16.3

18.	Fair Value Measurement

Assets and liabilities that are measured at fair value on a recurring basis

As of March 31, 2016 and December 31, 2015 the following financial assets and liabilities are measured at fair value on a recurring basis using quoted prices in active markets for identical assets (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3).

	Fair value

	Total	Level 1	Level 2	Level 3
At March 31, 2016	$'M	$'M	$'M	$'M
Financial assets:
Marketable equity securities	16.9	16.9	-	-
Contingent consideration receivable	15.3	-	-	15.3
Derivative contracts	3.0	-	3.0	-

Financial liabilities:
Derivative contracts	13.9	-	13.9	-
Contingent consideration payable	882.5	-	-	882.5

	Total	Level 1	Level 2	Level 3
At December 31, 2015	$'M	$'M	$'M	$'M
Financial assets:
Marketable equity securities	17.2	17.2	-	-
Contingent consideration receivable	13.8	-	-	13.8
Derivative contracts	1.9	-	1.9	-

Financial liabilities:
Derivative contracts	11.5	-	11.5	-
Contingent consideration payable	475.9	-	-	475.9

Marketable equity securities are included within Investments in the Unaudited Consolidated Balance Sheets. Contingent consideration receivable is included within Prepaid expenses and Other current assets and other non-current assets in the Unaudited Consolidated Balance Sheets. Contingent consideration payable is included within Other current liabilities and Other non-current liabilities in the Unaudited Consolidated Balance Sheets.

Certain estimates and judgments were required to develop the fair value amounts. The estimated fair value amounts shown above are not necessarily indicative of the amounts that the Company would realize upon disposition, nor do they indicate the Company’s intent or ability to dispose of the financial instrument.

The following methods and assumptions were used to estimate the fair value of each material class of financial instrument:

•	Marketable equity securities – the fair values of marketable equity securities are estimated based on quoted market prices for those investments.

•	Contingent consideration receivable – the fair value of the contingent consideration receivable has been estimated using the income approach (using a probability weighted discounted cash flow method).

•	Derivative contracts – the fair values of the swap and forward foreign exchange contracts have been determined using the month-end interest rate and foreign exchange rates, respectively.

•	Contingent consideration payable – the fair value of the contingent consideration payable has been estimated using the income approach (using a probability weighted discounted cash flow method).

Assets and Liabilities Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3)

The following table provides a roll forward of the fair values of our contingent consideration receivable and payables which include Level 3 measurements:

Contingent consideration receivable
	2016	2015
	$'M	$'M

Balance at January 1,	13.8	15.9
Change in fair value included in earnings	4.2	5.2
Reclassification out from contingencies for payment	(3.0)	(5.9)
Currency Translation	0.3	(0.2)

Balance at March 31,	15.3	15.0

Contingent consideration payable
	2016	2015
	$'M	$'M

Balance at January 1,	475.9	629.9
Additions	396.4	92.1
Change in fair value included in earnings	11.4	2.4
Reclassification out from contingencies for payment	(2.0)	(2.1)
Other	0.8	1.7

Balance at March 31,	882.5	724.0

The increase in contingent consideration payable is related to the Company’s acquisition of Dyax. Other primarily relates to foreign currency adjustments.

Of the $882.5 million of contingent consideration payable as of March 31, 2016, $19.6 million is recorded within Other current liabilities and $862.9 million is recorded within Other non-current liabilities in the Company’s balance sheet.

Quantitative Information about Assets and Liabilities Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3)

Quantitative information about the Company’s recurring Level 3 fair value measurements is as follows:

Financial assets:	Fair Value at the Measurement Date

At March 31, 2016	Fair value	Valuation Technique	Significant unobservable Inputs	Range
$'M

Contingent consideration receivable	15.3	Income approach (probability weighted discounted cash flow)	• Probability weightings applied to different sales scenarios	• 10 to 90%

			• Future forecast consideration receivable based on contractual terms with purchaser	• $0 to $26 million

			• Assumed market participant discount rate	• 8.4%

Financial liabilities:	Fair Value at the Measurement Date

At March 31, 2016	Fair value	Valuation Technique	Significant unobservable Inputs	Range
$'M

Contingent consideration payable	882.5	Income approach (probability weighted discounted cash flow)	• Cumulative probability of milestones being achieved	• 4 to 90%

			• Assumed market participant discount rate	• 1.2 to 12.4%

			• Periods in which milestones are expected to be achieved	• 2016 to 2030

			• Forecast quarterly royalties payable on net sales of relevant products	• $2.2 to $6.6 million

Contingent consideration payable represents future milestones and royalties the Company may be required to pay in conjunction with various business combinations and license agreements, respectively.

The fair value of the Company’s contingent consideration receivable and payable could significantly increase or decrease due to changes in certain assumptions which underpin the fair value measurements. Each set of assumptions is specific to the individual contingent consideration receivable or payable.

The carrying amounts of other financial assets and liabilities approximate their estimated fair value due to their short-term nature, such as liquidity and maturity of these amounts or because there have been no significant changes since the asset or liability was last re-measured to fair value on a non-recurring basis.

19.	Earnings per Share

The following table reconciles net income and the weighted average ordinary shares outstanding for basic and diluted earnings per share for the periods presented:

	3 Months Ended March 31,
	2016	2015
	$’M	$’M
Income from continuing operations, net of taxes	409.5	412.9
Gain/(loss) from discontinued operations[1]	9.5	(2.5)
Numerator for basic and diluted earnings per share	419.0	410.4

Weighted average number of shares:
	Millions	Millions
Basic	591.7	589.1
Effect of dilutive shares:
Share-based awards to employees	1.6	3.6
Diluted	593.3	592.7

Weighted average number of basic shares excludes shares purchased by the Employee Benefit Trust (“EBT”) and under the shares buy-back program and presented by Shire as treasury stock. Share-based awards to employees are calculated using the treasury method.

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

	3 Months Ended March 31,
	2016	2015
	No. of shares	No. of shares
	Millions	Millions
Share-based awards to employees	4.0	1.4

Certain stock options have been excluded from the calculation of diluted Earnings per Share (“EPS”) because either their exercise prices exceeded Shire’s average share price during the calculation period or the required performance conditions were not satisfied as of the balance sheet date.

20.	Segment Reporting

Shire operates as one operating and reportable segment engaged in the research, development, licensing, manufacturing, marketing, distribution and sale of innovative specialist medicines to meet significant unmet patient needs.

For a more detailed description of segment disclosures about products, geographic areas and major customers, please read Note 23, Segment Reporting, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

In the periods set out below, revenues by major product were as follows:

	3 Months Ended March 31,
	2016	2015
	$’M	$’M

VYVANSE	509.2	416.8
LIALDA/MEZAVANT	168.0	148.5
CINRYZE	164.2	148.1
FIRAZYR	128.3	92.5
ELAPRASE	123.6	125.0
REPLAGAL	103.2	97.5
ADDERALL XR	98.8	95.7
VPRIV	83.6	86.4
PENTASA	64.0	78.7
GATTEX/REVESTIVE	51.7	14.9
FOSRENOL	37.7	44.1
XAGRID	28.3	25.3
NATPARA	15.6	-
KALBITOR	10.4	-
INTUNIV	10.2	17.4
Other product sales	30.5	32.3
Total product sales	1,627.3	1,423.2

21.	Taxation

For the first quarter of 2016, the effective tax rate on income from continuing operations was 17% (2015: 12%).

The effective tax rate in the first quarter of 2016 on income from continuing operations is higher than the same period in 2015 primarily due to the adverse impact in the first quarter of 2016 of the one-time re-measurement of deferred tax as a result of the Dyax acquisition and the benefit of the favorable re-measurement of uncertain tax positions in the first quarter of 2015.

22.	Related Parties

ArmaGen, Inc. (“ArmaGen”) is a related party as the Company owns 21% of ArmaGen common stock and the parties have a worldwide licensing and collaboration agreement to develop and commercialize AGT-182. Shire recorded R&D costs arising from the licensing and collaboration arrangement of $0.5 million in the three months ended March 31, 2016, of which $0.2 million was accrued and unpaid as of March 31, 2016 (2015: $nil).

23.   Guarantor Financial Information

On June 3, 2016, Shire plc (for purposes of this section, the “Parent Guarantor”) provided full and unconditional, joint and several guarantees of the floating rate senior notes due 2018, 2.0% senior notes due 2018, 2.875% senior notes due 2020, 3.6% senior notes due 2022, 4.0% senior notes due 2025, and 5.25% senior notes due 2045 (collectively, “Baxalta Notes”), of Baxalta Inc. (“Baxalta”), a 100% owned subsidiary of the Company. Amounts related to Baxalta and its subsidiaries are included in the condensed consolidating financial information for periods subsequent to June 3, 2016, the date of the Baxalta acquisition.

Shire Acquisitions Investments Ireland DAC (“SAIIDAC”), a 100% owned subsidiary of the Company, may offer, from time to time, debt securities (the “SAIIDAC Notes”). Shire plc will provide a full and unconditional, joint and several, guarantee of the SAIIDAC Notes. Amounts related to SAIIDAC are included in the condensed consolidating financial information for periods subsequent to December 21, 2015, its inception date.

In accordance with the requirements of SEC Regulation S-X Rule 3-10 “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered”, the following tables present unaudited condensed consolidating financial statements of the two separate guarantee structures of the Baxalta Notes and SAIIDAC Notes, for:

•	Shire plc - Parent Guarantor;

•	SAIIDAC – subsidiary issuer of the SAIIDAC Notes; (a)

•	Baxalta – subsidiary issuer of the Baxalta Notes; (b)

•	Non-Guarantor Non-Issuer Subsidiaries - presents all other subsidiaries of Parent Guarantor on a combined basis, none of which guarantee the Baxalta Notes or SAIIDAC Notes; (c)

•	Non-Guarantor Subsidiaries of SAIIDAC Notes - presents combined Non-Guarantor Non-Issuer Subsidiaries, including Baxalta, under the guarantee structure where SAIIDAC is the subsidiary issuer; (b+c)

•	Non-Guarantor Subsidiaries of Baxalta Notes - presents combined Non-Guarantor Non-Issuer Subsidiaries, including SAIIDAC, under the guarantee structure where Baxalta is the subsidiary issuer (a+c); and

•	Eliminations - primarily relate to eliminations of investments in subsidiaries and intercompany balances and transactions.

The unaudited condensed consolidating financial statements present investments in subsidiaries using the equity method of accounting.

Condensed Consolidating Balance Sheet

(As of March 31, 2016)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

ASSETS
Current assets:
Cash and cash equivalents	$-	$-	$-	$69.0	$69.0	$69.0	$-	$69.0
Restricted cash	-	-	-	22.3	22.3	22.3	-	22.3
Accounts receivable, net	-	-	-	1,312.7	1,312.7	1,312.7	-	1,312.7
Inventories	-	-	-	680.0	680.0	680.0	-	680.0
Prepaid expenses and other current assets	1.8	68.6	-	244.0	244.0	312.6	-	314.4
Intercompany receivables	-	-	-	3,423.8	3,423.8	3,423.8	(3,423.8)	-
Short term intercompany loan receivable	-	987.1	-	-	-	987.1	(987.1)	-
Total current assets	1.8	1,055.7	-	5,751.8	5,751.8	6,807.5	(4,410.9)	2,398.4
Non-current assets:
Investments	16,878.1	-	-	54.8	54.8	54.8	(16,882.5)	50.4
Property, plant and equipment, net	-	-	-	837.6	837.6	837.6	-	837.6
Goodwill	-	-	-	6,881.9	6,881.9	6,881.9	-	6,881.9
Intangible assets, net	-	-	-	13,715.6	13,715.6	13,715.6	-	13,715.6
Long term intercompany loan receivable	-	4,589.6	-	-	-	4,589.6	(4,589.6)	-
Other non-current assets	4.9	5.5	-	161.0	161.0	166.5	-	171.4
Total assets	$16,884.8	$5,650.8	$-	$27,402.7	$27,402.7	$33,053.5	$(25,883.0)	$24,055.3

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$32.9	$6.5	$-	$1,938.8	$1,938.8	$1,945.3	$-	$1,978.2
Short term borrowings	1,209.7	987.1	-	14.5	14.5	1,001.6	-	2,211.3
Intercompany payables	3,341.9	81.9	-	-	-	81.9	(3,423.8)	-
Short term intercompany loan payable	-	-	-	987.1	987.1	987.1	(987.1)	-
Other current liabilities	-	2.0	-	155.1	155.1	157.1	-	157.1
Total current liabilities	4,584.5	1,077.5	-	3,095.5	3,095.5	4,173.0	(4,410.9)	4,346.6

Non-current liabilities:
Long term borrowings	-	4,589.6	-	64.4	64.4	4,654.0	-	4,654.0
Deferred tax liability	-	-	-	3,543.3	3,543.3	3,543.3	-	3,543.3
Long term intercompany loan payable	1,604.4	-	-	2,985.2	2,985.2	2,985.2	(4,589.6)	-
Other non-current liabilities	401.2	-	-	815.5	815.5	815.5	-	1,216.7
Total liabilities	6,590.1	5,667.1	-	10,503.9	10,503.9	16,171.0	(9,000.5)	13,760.6

Total equity	10,294.7	(16.3)	-	16,898.8	16,898.8	16,882.5	(16,882.5)	10,294.7

Total liabilities and equity	$16,884.8	$5,650.8	$-	$27,402.7	$27,402.7	$33,053.5	$(25,883.0)	$24,055.3

Condensed Consolidating Balance Sheet

(As of December 31, 2015)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

ASSETS
Current assets:
Cash and cash equivalents	$-	$-	$-	$135.5	$135.5	$135.5	$-	$135.5
Restricted cash	-	-	-	86.0	86.0	86.0	-	86.0
Accounts receivable, net	-	-	-	1,201.2	1,201.2	1,201.2	-	1,201.2
Inventories	-	-	-	635.4	635.4	635.4	-	635.4
Prepaid expenses and other current assets	1.9	9.6	-	185.9	185.9	195.5	-	197.4
Intercompany receivables	-	-	-	3,164.9	3,164.9	3,164.9	(3,164.9)	-
Total current assets	1.9	9.6	-	5,408.9	5,408.9	5,418.5	(3,164.9)	2,255.5

Non-current assets:
Investments	14,477.2	-	-	50.8	50.8	50.8	(14,477.2)	50.8
Property, plant and equipment, net	-	-	-	828.1	828.1	828.1	-	828.1
Goodwill	-	-	-	4,147.8	4,147.8	4,147.8	-	4,147.8
Intangible assets, net	-	-	-	9,173.3	9,173.3	9,173.3	-	9,173.3
Other non-current assets	5.3	8.3	-	140.7	140.7	149.0	-	154.3
Total assets	$14,484.4	$17.9	$-	$19,749.6	$19,749.6	$19,767.5	$(17,642.1)	$16,609.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10.0	$-	$-	$2,040.6	$2,040.6	$2,040.6	$-	$2,050.6
Short term borrowings	1,500.0	-	-	11.5	11.5	11.5	-	1,511.5
Intercompany payables	3,145.3	19.6	-	-	-	19.6	(3,164.9)	-
Other current liabilities	-	-	-	144.0	144.0	144.0	-	144.0
Total current liabilities	4,655.3	19.6	-	2,196.1	2,196.1	2,215.7	(3,164.9)	3,706.1

Non-current liabilities:
Long term borrowings	-	-	-	69.9	69.9	69.9	-	69.9
Deferred tax liability	-	-	-	2,205.9	2,205.9	2,205.9	-	2,205.9
Other non-current liabilities	-	-	-	798.8	798.8	798.8	-	798.8
Total liabilities	4,655.3	19.6	-	5,270.7	5,270.7	5,290.3	(3,164.9)	6,780.7

Total equity	9,829.1	(1.7)	-	14,478.9	14,478.9	14,477.2	(14,477.2)	9,829.1

Total liabilities and equity	$14,484.4	$17.9	$-	$19,749.6	$19,749.6	$19,767.5	$(17,642.1)	$16,609.8

Condensed Consolidating Statement of Income

(for the 3 months ended March 31, 2016)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

Revenues:
Product sales	$-	$-	$-	$1,627.3	$1,627.3	$1,627.3	$-	$1,627.3
Royalties & other revenues	-	-	-	82.0	82.0	82.0	-	82.0
Total revenues	-	-	-	1,709.3	1,709.3	1,709.3	-	1,709.3

Costs and expenses:
Cost of sales	-	-	-	248.6	248.6	248.6	-	248.6
Research and development	-	-	-	217.1	217.1	217.1	-	217.1
Selling, general and administrative	17.0	-	-	457.9	457.9	457.9	-	474.9
Integration and acquisition costs	-	-	-	91.1	91.1	91.1	-	91.1
Amortization of acquired intangibles	-	-	-	134.6	134.6	134.6	-	134.6
Other operating expenses	-	-	-	(0.9)	(0.9)	(0.9)	-	(0.9)
Total operating expenses	17.0	-	-	1,148.4	1,148.4	1,148.4	-	1,165.4

Operating (loss)/income from continuing operations	(17.0)	-	-	560.9	560.9	560.9	-	543.9

Interest (expense)/income, net	(21.9)	(21.8)	-	-	-	(21.8)	-	(43.7)
Other (expense)/income, net	(0.3)	-	-	(8.2)	(8.2)	(8.2)	-	(8.5)
Total other (expense)/income, net	(22.2)	(21.8)	-	(8.2)	(8.2)	(30.0)	-	(52.2)

(Loss)/income from continuing operations before income taxes and equity in earnings/(losses) of equity method investees	(39.2)	(21.8)	-	552.7	552.7	530.9	-	491.7

Income taxes	1.0	5.5	-	(88.6)	(88.6)	(83.1)	-	(82.1)
Equity in income/(losses) of equity method investees, net of taxes	457.2	-	-	(0.1)	(0.1)	(0.1)	(457.2)	(0.1)

Income/(loss) from continuing operations, net of taxes	419.0	(16.3)	-	464.0	464.0	447.7	(457.2)	409.5
Income from discontinued operations, net of taxes[1]	-	-	-	9.5	9.5	9.5	-	9.5
Net income/(loss)	419.0	(16.3)	-	473.5	473.5	457.2	(457.2)	419.0

Comprehensive income/(loss)	$443.4	$(16.3)	$-	$497.9	$497.9	$481.6	$(481.6)	$443.4

Condensed Consolidating Statement of Income

(for the 3 months ended March 31, 2015)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

Revenues:
Product sales	$-	$-	$-	$1,423.2	$1,423.2	$1,423.2	$-	$1,423.2
Royalties & other revenues	-	-	-	65.2	65.2	65.2	-	65.2
Total revenues	-	-	-	1,488.4	1,488.4	1,488.4	-	1,488.4

Costs and expenses:
Cost of sales	-	-	-	227.8	227.8	227.8	-	227.8
Research and development	-	-	-	193.7	193.7	193.7	-	193.7
Selling, general and administrative	5.4	-	-	412.6	412.6	412.6	0.3	418.3
Integration and acquisition costs	-	-	-	75.7	75.7	75.7	-	75.7
Amortization of acquired intangibles	-	-	-	88.3	88.3	88.3	-	88.3
Other operating expenses	-	-	-	10.0	10.0	10.0	-	10.0
Total operating expenses	5.4	-	-	1,008.1	1,008.1	1,008.1	0.3	1,013.8

Operating (loss)/income from continuing operations	(5.4)	-	-	480.3	480.3	480.3	(0.3)	474.6

Interest (expense)/income, net	(14.0)	-	-	6.4	6.4	6.4	-	(7.6)
Other income/(expense), net	1.4	-	-	2.9	2.9	2.9	-	4.3
Total other (expense)/income, net	(12.6)	-	-	9.3	9.3	9.3	-	(3.3)

(Loss)/income from continuing operations before income taxes and equity in earnings/(losses) of equity method investees	(18.0)	-	-	489.6	489.6	489.6	(0.3)	471.3

Income taxes	0.5	-	-	(57.9)	(57.9)	(57.9)	-	(57.4)
Equity in income/(losses) of equity method investees, net of taxes	427.9	-	-	(1.0)	(1.0)	(1.0)	(427.9)	(1.0)

Income/(loss) from continuing operations, net of taxes	410.4	-	-	430.7	430.7	430.7	(428.2)	412.9
Loss from discontinued operations, net of taxes	-	-	-	(2.5)	(2.5)	(2.5)	-	(2.5)
Net income/(loss)	410.4	-	-	428.2	428.2	428.2	(428.2)	410.4

Comprehensive income/(loss)	$281.6	$-	$-	$299.4	$299.4	$299.4	$(299.4)	$281.6

Condensed Consolidating Statement of Cash Flows

(for the 3 months ended March 31, 2016)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

CASH FLOWS FROM OPERATING ACTIVITIES

Net cash (used in)/provided by operating activities	$(45.9)	$(11.5)	$-	$446.9	$446.9	$435.4	$-	$389.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Transactions with subsidiaries	(1,900.0)	(5,494.7)	-	(2,235.9)	(2,235.9)	(7,730.6)	9,630.6	-
Movements in restricted cash	-	-	-	64.8	64.8	64.8	-	64.8
Purchases of businesses, net of cash acquired	-	-	-	(5,692.8)	(5,692.8)	(5,692.8)	-	(5,692.8)
Purchases of non-current investments and PP&E	-	-	-	(51.6)	(51.6)	(51.6)	-	(51.6)
Proceeds from sale of product rights	-	-	-	3.0	3.0	3.0	-	3.0
Other, net	-	-	-	2.5	2.5	2.5	-	2.5
Net cash (used in)/provided by investing activities	(1,900.0)	(5,494.7)	-	(7,910.0)	(7,910.0)	(13,404.7)	9,630.6	(5,674.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving line of credit, long term and short term borrowings	705.0	5,600.0	-	-	-	5,600.0	-	6,305.0
Repayment of revolving line of credit, long term and short term borrowings	(995.0)	-	-	(0.1)	(0.1)	(0.1)	-	(995.1)
Proceeds from intercompany borrowings	2,235.9	-	-	7,394.7	7,394.7	7,394.7	(9,630.6)	-
Excess tax benefit associated with exercise of stock options	-	-	-	3.2	3.2	3.2	-	3.2
Debt issuance costs	-	(93.8)	-	-	-	(93.8)	-	(93.8)
Contingent consideration payments	-	-	-	(2.1)	(2.1)	(2.1)	-	(2.1)
Other, net	-	-	-	(0.1)	(0.1)	(0.1)	-	(0.1)
Net cash provided by/(used in) financing activities	1,945.9	5,506.2	-	7,395.6	7,395.6	12,901.8	(9,630.6)	5,217.1

Effect of foreign exchange rate changes on cash and cash equivalents	-	-	-	1.0	1.0	1.0	-	1.0

Net decrease in cash and cash equivalents	-	-	-	(66.5)	(66.5)	(66.5)	-	(66.5)
Cash and cash equivalents at beginning of period	-	-	-	135.5	135.5	135.5	-	135.5
Cash and cash equivalents at end of period	$-	$-	$-	$69.0	$69.0	$69.0	$-	$69.0

Condensed Consolidating Statement of Cash Flows

(for the 3 months ended March 31, 2015)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

CASH FLOWS FROM OPERATING ACTIVITIES

Net cash (used in)/provided by operating activities	$(55.1)	$-	$-	$616.7	$616.7	$616.7	$-	$561.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Transactions with subsidiaries	(3,570.0)	-	-	(1,921.5)	(1,921.5)	(1,921.5)	5,491.5	-
Movements in restricted cash	-	-	-	(14.5)	(14.5)	(14.5)	-	(14.5)
Purchases of businesses, net of cash acquired	-	-	-	(5,199.7)	(5,199.7)	(5,199.7)	-	(5,199.7)
Purchases of non-current investments and PP&E	-	-	-	(22.3)	(22.3)	(22.3)	-	(22.3)
Proceeds from sale of product rights	-	-	-	3.9	3.9	3.9	-	3.9
Other, net	-	-	-	55.4	55.4	55.4	-	55.4
Net cash (used in)/provided by investing activities	(3,570.0)	-	-	(7,098.7)	(7,098.7)	(7,098.7)	5,491.5	(5,177.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving line of credit, long term and short term borrowings	2,230.0	-	-	-	-	-	-	2,230.0
Repayment of revolving line of credit, long term and short term borrowings	(535.0)	-	-	(0.2)	(0.2)	(0.2)	-	(535.2)
Proceeds from intercompany borrowings	1,921.5			3,570.0	3,570.0	3,570.0	(5,491.5)	-
Excess tax benefit associated with exercise of stock options	-	-	-	19.9	19.9	19.9	-	19.9
Debt issuance costs	-	-	-	-	-	-	-	-
Contingent consideration payments	-	-	-	(2.4)	(2.4)	(2.4)	-	(2.4)
Other, net	8.6	-	-	(11.8)	(11.8)	(11.8)	-	(3.2)
Net cash provided by/(used in) financing activities	3,625.1	-	-	3,575.5	3,575.5	3,575.5	(5,491.5)	1,709.1

Effect of foreign exchange rate changes on cash and cash equivalents	-	-	-	(1.6)	(1.6)	(1.6)	-	(1.6)

Net (decrease)/increase in cash and cash equivalents	-	-	-	(2,908.1)	(2,908.1)	(2,908.1)	-	(2,908.1)
Cash and cash equivalents at beginning of period	-	-	-	2,982.4	2,982.4	2,982.4	-	2,982.4
Cash and cash equivalents at end of period	$-	$-	$-	$74.3	$74.3	$74.3	$-	$74.3